UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                        (Amendment No. 8)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

                           David Lamoreaux, Esq.
                       Tucson Electric Power Company
                           220 West Sixth Street
                               P.O. Box 711
                          Tucson, Arizona  85702
                              (602) 884-3655
- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             September 13, 1993
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Santa Cruz Resources Inc.
        IRS No. 86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        474,744 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       474,744 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       474,744 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.2%

14.  TYPE OF REPORTING PERSON

       CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       IRS No. 86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        AF BK  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        474,744 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        474,744 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        474,744 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.2%

14.  TYPE OF REPORTING PERSON

        CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       IRS No. 86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       474,744 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       474,744 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       474,744 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.2%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Resources Inc.
       IRS No. 06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       BK  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       0  See Item 5
8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       0  See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0  See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO

     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").
     1. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:
          (a)   By adding to the end of paragraph (a) thereof, the following:
     As of October 27, 1993, in a series of transactions effected through brokers on the American Stock Exchange, SCR had sold 148,600 shares of Common Stock. Accordingly, SCR now believes that the 474,744 shares beneficially owned by it represents, on a fully-diluted basis, approximately 7.2% of the outstanding shares of Common Stock.
          (b) By deleting paragraph (c), and adding in lieu thereof, the following:
          (c) Certain information concerning the transactions in Common Stock effected by SCR since July 7, 1993, the date of filing of the most recent amendment to the Statement on Schedule 13D, is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as sales through brokers on the American Stock Exchange.


                             APPENDIX E

                      Santa Cruz Resources Inc.
                         For Its Own Account

                      No. of Shares     Price Per         Total
       Trade Date         Sold            Share        Sale Price
       ----------     -------------     ---------      ----------

         7/23/93          4,200           $17.50     $   73,500.00
         7/23/93          2,500            17.625        44,062.50
         7/23/93          1,800            17.875        32,175.00
         7/27/93         10,000            17.50        175,000.00
         8/13/93         24,600            17.50        430,500.00
         8/16/93          6,900            17.75        122,475.00
         8/19/93            800            17.75         14,200.00
         8/20/93          5,700            17.50         99,750.00
         8/20/93          1,800            17.625        31,725.00
         9/13/93          4,000            17.50         70,000.00
         9/13/93          2,000            17.625        35,250.00
         9/13/93         10,500            17.75        186,375.00
         9/23/93          8,500            17.50        148,750.00
         9/23/93          6,000            17.625       105,750.00
         9/24/93          5,500            17.50         96,250.00
         9/24/93          3,000            17.75         53,250.00
         9/24/93          1,000            17.875        17,875.00
         9/24/93            500            17.75          8,875.00
         9/29/93          7,500            18.50        138,750.00
         9/30/93          7,500            18.75        140,625.00
         9/30/93          7,000            18.875       132,125.00
         9/30/93          5,500            19.00        104,500.00
         10/1/93          5,000            19.625        98,125.00
         10/1/93          2,800            20.00         56,000.00
         10/1/93            500            20.125        10,062.50
         10/1/93          1,500            20.25         30,375.00
         10/1/93            200            20.375         4,075.00
         10/6/93          1,800            19.50         35,100.00

        10/22/93          2,000            17.50         35,000.00
        10/27/93          8,000            17.50        140,000.00
                        -------                      -------------
Total                   148,600                      $2,670,500.00
     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").

     1. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:

     (a)  By adding to the end of paragraph (a) therof,the following:

          As of October 27, 1993, in a series of transactions effected through brokers on the American Stock Exchange, SCR had sold 148,600 shares of Common Stock. Accordingly, SCR now believes that the 474,744 shares beneficially owned by it represents, on a fully-diluted basis, approximately 7.2% of the outstanding shares of Common Stock.

     (b) By deleting paragraph (c), and adding in lieu thereof, the following:

     (c) Certain information concerning the transactions in Common Stock effected by SCR since July 7, 1993, the date of filing of the most recent amendment to the Statement on Schedule 13D, is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as sales through brokers on the American Stock Exchange.
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-22-94
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-22-94

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Ira R. Adler
                                          Title:  Sr. Vice President

Dated:  3-22-94
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-22-94

                                    APPENDIX E

                             Santa Cruz Resources Inc.
                                For Its Own Account


                No. of Shares           Price Per                 Total
Trade Date          Sold                  Share                 Sale Price

 7/23/93            4,200                 $17.50                $ 73,500.00
 7/23/93            2,500                  17.625                 44,062.50
 7/23/93            1,800                  17.875                 32,175.00
 7/27/93           10,000                  17.50                 175,000.00
 8/13/93           24,600                  17.50                 430,500.00
 8/16/93            6,900                  17.75                 122,475.00
 8/19/93              800                  17.75                  14,200.00
 8/20/93            5,700                  17.50                  99,750.00
 8/20/93            1,800                  17.625                 31,725.00
 9/13/93            4,000                  17.50                  70,000.00
 9/13/93            2,000                  17.625                 35,250.00
 9/13/93           10,500                  17.75                 186,375.00
 9/23/93            8,500                  17.50                 148,750.00
 9/23/93            6,000                  17.625                105,750.00
 9/24/93            5,500                  17.50                  96,250.00
 9/24/93            3,000                  17.75                  53,250.00
 9/24/93            1,000                  17.875                 17,875.00
 9/24/93              500                  17.75                   8,875.00
 9/29/93            7,500                  18.50                 138,750.00
 9/30/93            7,500                  18.75                 140,625.00
 9/30/93            7,000                  18.875                132,125.00

 9/30/93            5,500                  19.00                 104,500.00
 10/1/93            5,000                  19.625                 98,125.00
 10/1/93            2,800                  20.00                  56,000.00
 10/1/93              500                  20.125                 10,062.50
 10/1/93            1,500                  20.25                  30,375.00
 10/1/93              200                  20.375                  4,075.00
 10/6/93            1,800                  19.50                  35,100.00
 10/22/93           2,000                  17.50                  35,000.00
 10/27/93           8,000                  17.50                 140,000.00

  TOTAL           148,600                                     $2,670,500.00

APPENDIX I to 13D filing
- ------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                            January 20, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%  See Item 5

14.  TYPE OF REPORTING PERSON

       CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.5% See Item 5

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5% See Item 5

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%

14.  TYPE OF REPORTING PERSON

       CO HC

Item 1.  Security and Issuer.

     This statement relates to the Common Stock, par value $.01 per share (the "Common Stock") of Citadel Holding Company, a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 600 North Brand Boulevard, Glendale, California 91203.

Item 2.  Identity and Background.

     This Schedule 13D is being filed on behalf of Tucson Resources Inc., a Delaware corporation ("TRI"), Santa Cruz Resources Inc., a Delaware corporation ("SCR"), Sierrita Resources Inc., a Delaware corporation ("SRI"), and Tucson Electric Power Company, an Arizona corporation ("TEP") (sometimes collectively referred to hereinafter as the "Filing Persons").

     All of the outstanding common stock of TRI is held by TEP. All of the outstanding stock of SRI is held by TEP. All of the outstanding common stock of SCR is held by SRI.

     Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Act"), each of the Filing Persons may be deemed beneficially to own the shares of Common Stock owned by the other Filing Persons and therefore may be deemed under Rule 13d-5 to be a member of a "group" with the other Filing Persons. The filing of this statement is not intended as, and should not be deemed, an acknowledgment of shared voting or dispositive power by the Filing Persons with respect to any of the shares of Common Stock held by the other Filing Persons.

     (i) TRI:

     TRI is a Delaware corporation having its principal business address and its principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. TRI, either directly or through its subsidiaries, is engaged in the business of investment in equity securities, cogeneration facilities and various financial assets including equipment leases, accounts receivable and other commercial loans.

     (ii) SCR:

     SCR is a Delaware corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. SCR is engaged in the business of investment in various financial assets, including securities.

     (iii) SRI:

     SRI is a Delaware corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. SRI is engaged in the business of investment in various financial assets, including securities.

     (iv) TEP:

     TEP is an Arizona corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. TEP is engaged in the business of generation, transmission and distribution of electricity. TEP supplies electricity in the City of Tucson, Arizona and the surrounding area. TEP's common shares are registered pursuant to Section 12(g)(1) of the Act and are traded on the New York and Pacific Stock Exchanges.

     During the last five years, to the knowledge of the Filing Persons, none of the Filing Persons nor any director or executive officer of the Filing Persons has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a court proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person or entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. All of the Filing Persons' executive officers and directors are citizens of the United States. Certain additional information with respect to the Filing Persons' executive officers and directors is set forth in Appendix A through D annexed hereto and is incorporated herein by reference.

Item 3.  Source and Amount of Funds or Other Consideration.

     TRI purchased, for the account of SCR, a total of 298,125 shares of Common Stock for a total purchase price of $17,067,527.79 in a series of open market purchases on the American Stock Exchange.

     The source of funds for TRI's purchases of shares of Common Stock was the proceeds of sales to the public of TRI's commercial paper notes (the "Notes"). Information as to the dates of issuance, maturity dates, principal amounts and discount rates of the Notes is set forth in Appendix E annexed hereto and is incorporated herein by reference. The Notes are supported by letters of credit issued pursuant to an Amended and Restated Credit Agreement, dated as of December 19, 1985, as amended by a First Amendment, dated as of May 22, 1986 (the "Credit Agreement") among TRI and several banks, copies of which are attached hereto as Exhibit B and are incorporated herein by reference. The Credit Agreement provides for the issuance of letters of credit supporting the Notes and revolving credit loans in an aggregate principal amount of up to $200,000,000 on an unsecured basis.
Under the Credit Agreement, TRI is obligated to reimburse the issuing bank for any amount disbursed under a letter of credit and may, at its election, obtain funds for such reimbursement by drawing on a revolving credit loan. Such drawings mature on the earlier of 270 days from the date of such drawing or December 19, 1988, unless such latter date is extended pursuant to the terms of the Credit Agreement.

     SCR has agreed to pay to TRI the aggregate purchase price of the shares of Common Stock purchased by TRI. The source of funds for such payment will be the proceeds of a loan to be made by SRI to SCR. SRI's source of funds for its loan to SCR will be the proceeds of a loan made or to be made to SRI pursuant to a Revolving Credit Agreement, dated as of December 22, 1986 (the "Revolving Credit Agreement"), among SRI and several banks, a copy of which is attached hereto as Exhibit C and is incorporated herein by reference. The Revolving Credit Agreement provides for revolving credit loans on an unsecured basis in minimum principal amounts of $5,000,000 up to an aggregate principal amount of $125,000,000 at varying rates of interest and terminates on September 30, 1989, unless such date is extended.

     In addition to the purchases set forth above, SCR purchased a total of 20,200 shares of Common Stock, for a total purchase price of $1,138,097.38, in open market purchases on the American Stock Exchange in January, 1987. The source of funds for these purchases was SCR's working capital.

Item 4.  Purpose of Transaction.

     TRI and SCR have purchased Common Stock, and SCR has become the beneficial owner of the shares of Common Stock purchased, for the purpose of making an investment in the Company.

     In a letter dated January 12, 1987 from SCR to the Board of Directors of the Company, a copy of which is attached hereto as Exhibit D and is incorporated herein by reference (the "January 12 Letter"), SCR proposed, among other things: (a) to purchase directly from the Company at least 300,000 and up to 400,000 shares of authorized but unissued Common Stock at a purchase price of $57.00 per share; (b) to purchase sufficient additional shares of Common Stock privately or in open market purchases so that SCR would become the beneficial owner of no less than 20.0% and no more than 24.9% of the then outstanding Common Stock; (c) that SCR would seek one representative on the Board of Directors of the Company; and (d) that SCR would agree not to exceed a 24.9% stake in the Company. The foregoing description of the January 12 Letter does not purport to be complete and is qualified in its entirety by reference to the January 12 Letter.

     The Filing Persons have not been advised by the Company as to what response, if any, the Company will make to the proposal set forth in the January 12 Letter.

     Consummation of the transactions proposed in the January 12 Letter is dependent upon, among other things, SCR's having an opportunity to discuss with management of the Company the Company's current results and prospects and obtaining any necessary approvals or consents from the Federal Savings and Loan Insurance Corporation (the "FSLIC") pursuant to the Change in Savings and Loan Control Act of 1978 and the regulations promulgated thereunder ("CSLCA"). There can be no assurance that any of these conditions will be satisfied or that the proposed transactions will be consummated.

     Depending upon, among other things, the response of the Company to the January 12 Letter, market conditions and SCR's evaluation of its investment in the Company and other investment opportunities, SCR may sell or purchase additional shares of Common Stock. In this regard, it should be noted that, under CSLCA, the written approval of the FSLIC is required before the acquisition of "control" of a savings and loan holding company or a savings and loan association. According to the Company's Form 10-K for the fiscal year ended December 31, 1985, the Company is subject to regulation as a savings and loan holding company.

     Under CSLCA "control" is conclusively deemed to exist upon the acquisition of 25% of any class of voting stock of a savings and loan holding company, and a rebuttable presumption exists that a person has acquired "control" of a savings and loan holding company upon the acquisition of more than 10% of any class of stock of the company and the existence of any of certain "control factors," including, among other things: (1) the acquiror is one of the two largest holders of any class of voting stock of the company; (2) the acquiror and the company have entered into an agreement under which the acquiror could influence a material aspect of the management or policies of the company; or (3) more than one representative of the acquiror is a member of the company's board of directors. Prior to the acquisition of more than 10% of the stock of a savings and loan holding company, along with the existence of any of the "control factors," an acquiror is required to file with the FSLIC an application for approval as a savings and loan holding company or a submission to rebut a presumption of control. The control presumption may be rebutted by filing a submission with the FSLIC setting forth the facts and circumstances which would support the acquiror's contention that no control relationship would exist if the acquiror acquired additional stock, provided that the acquiror held less than 25% of the stock. An acquiror deemed to control a savings and loan holding company or savings and loan association would be a "savings and loan holding company" under the Savings and Loan Holding Company Act and the regulations promulgated thereunder ("SLHCA"), and as such would be required to register with the FSLIC, would be subject to periodic examinations by the FSLIC and, together with the acquiror's subsidiaries, would be prohibited from engaging in certain activities and transactions. The foregoing description of certain provisions contained in CSLCA and SLHCA does not purport to be complete and is qualified in its entirety by reference to CSLCA and SLHCA.

     In the event that the Filing Persons determined to seek to purchase in excess of 10% of the Common Stock and sought to make a submission to the FSLIC to rebut any presumption of control, there can be no assurance that the FSLIC would permit the Filing Persons to acquire more than 10% of the Common Stock without becoming subject to regulation under SLHCA. It is the Filing Persons' present intention not to become a savings and loan holding company subject to SLHCA.

     Except as set forth above, the Filing Persons have no plans or proposals which relate or would result in any of the following transactions or actions:

     (a) The acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

     (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

     (c) A sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

     (d) Any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

     (e) Any material change in the present capitalization or dividend policy of the Company;

     (f) Any other material change in the Company's business or corporate structure;

     (g) Changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

     (h) Causing a class of securities of the Company to be delisted from a national exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) A class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

     (j) Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.

     (a) As of January 30, 1987, TRI had purchased, for the account of SCR, 298,125 shares of Common Stock, which represents approximately 8.9% of the 3,340,512 shares of Common Stock issued and outstanding as of November 13, 1986, as reported by the Company in its Form 10-Q (the "Form 10-Q") for the quarter ended September 30, 1986. SCR is the beneficial owner of all such shares of Common Stock.

     In addition, as of January 30, 1987, SCR had purchased and was the beneficial owner of 20,200 shares of Common Stock, representing approximately .6% of the outstanding Common Stock. Accordingly, as of January 29, 1987, SCR was the beneficial owner of an aggregate of 318,325 shares, representing approximately 9.5% of the Common Stock.

     (b) SCR has sole voting and sole dispositive powers with respect to the shares of Common Stock purchased by TRI or SCR and SCR is the beneficial owner of all such shares of Common Stock.

     Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Act, each of the Filing Persons may be deemed beneficially to own and indirectly to possess the voting and dispositive powers with respect to the shares of Common Stock owned by the other Filing Persons.

     (c) Certain information concerning transactions in Common Stock effected by TRI for the account of SCR within the past 60 days is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as open market purchases on the American Stock Exchange.

     Certain information concerning transactions in Common Stock effected by SCR within the past 60 days is set forth in Appendix F annexed hereto and is incorporated herein by reference. Such transactions were effected as open market purchase on the American Stock Exchange.

     (d) Not applicable.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The description of the Filing Persons as set forth in Item 2; the description of SCR's agreement to pay to TRI the aggregate purchase price of the shares of Common Stock purchased by TRI for the account of SCR as set forth in Item 3; the description of the loan to be made by SRI to SCR to make such payment as set forth in Item 3; the description of the January 12 Letter as set forth in Item 4; and the description of TRI's purchase of shares of Common Stock for the account of SCR, which is the beneficial owner of all such shares of Common Stock, as set forth in Item 5, are incorporated herein by reference.

     Other than as set forth above, there are no contracts, arrangements, understandings or relationships among or between the Filing Persons and any other person with respect to the securities of the Company.

Item 7.  Material to be filed as Exhibits.

     The following is filed herewith as Exhibits to the Schedule 13D:

     (A) Joint Filing Agreement;

     (B) Amended and Restated Credit Agreement, dated as of December 19, 1985; First Amendment, dated as of May 22, 1986;

     (C) Revolving Credit Agreement, dated as of December 22, 1986;

     (D) Letter dated January 12, 1987 from SCR to the Board of Directors of the Company.

                                    APPENDIX A

                               Tucson Resources Inc.
                         Directors and Executive Officers

  Name                    Title                            Business Address

Einar Greve             Director, Chairman                 220 W. 6th St.
                                                           Tucson, AZ  85701

K. L. Saul              Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

S. M. Banzhaf           Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

J. G. Coykendall        Director, President                220 W. 6th St.
                                                           Tucson, AZ  85701

I. R. Adler             Vice President, Treasurer          220 W. 6th St.
                          and Assistant Secretary          Tucson, AZ  85701

R. D. Depew             Vice President, Secretary          220 W. 6th St.
                          and Assistant Treasurer          Tucson, AZ  85701

P. C. Stimes            Vice President                     220 W. 6th St.
                                                           Tucson, AZ  85701

C. Metz                 Assistant Treasurer and            220 W. 6th St.
                          Assistant Secretary              Tucson, AZ  85701

                                    APPENDIX B

                             Santa Cruz Resources Inc.
                         Directors and Executive Officers

  Name                    Title                            Business Address

Einar Greve             Director, Chairman                 220 W. 6th St.
                                                           Tucson, AZ  85701

K. L. Saul              Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

S. M. Banzhaf           Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

J. G. Coykendall        Director, President                220 W. 6th St.
                                                           Tucson, AZ  85701

R. D. Depew             Vice President, Treasurer          220 W. 6th St.
                          and Secretary                    Tucson, AZ  85701

P. C. Stimes            Assistant Treasurer and            220 W. 6th St.
                          Assistant Secretary              Tucson, AZ  85701

C. Metz                 Assistant Treasurer and            220 W. 6th St.
                          Assistant Secretary              Tucson, AZ  85701

                                    APPENDIX C

                              Sierrita Resources Inc.
                         Directors and Executive Officers

  Name                    Title                            Business Address

Einar Greve             Director, Chairman                 220 W. 6th St.
                                                           Tucson, AZ  85701

K. L. Saul              Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

S. M. Banzhaf           Director                           220 W. 6th St.
                                                           Tucson, AZ  85701

J. G. Coykendall        Director, President                220 W. 6th St.
                                                           Tucson, AZ  85701

R. D. Depew             Vice President, Secretary          220 W. 6th St.
                          and Assistant Treasurer          Tucson, AZ  85701

P. C. Stimes            Treasurer and Assistant            220 W. 6th St.
                          Secretary                        Tucson, AZ  85701

C. Metz                 Assistant Treasurer and            220 W. 6th St.
                          Assistant Secretary              Tucson, AZ  85701

                                    APPENDIX D

                           Tucson Electric Power Company
                         Directors and Executive Officers

  Name                    Title                           Business Address

J. Luther Davis         Director, Chairman of           220 W. 6th St.
                          the Board                     Tucson, AZ  85701

Kathryn N. Dusenberry   Director                        1200 N. Country Club
                                                        Tucson, AZ  85716

Peter D. Herder         Director                        4330 N. Campbell Ave.
                                                        Tucson, AZ  85718

John P. Schaefer        Director                        6840 E. Broadway
                                                        Tucson, AZ  85710

H. Wilson Sundt         Director                        P.O. Box 26685
                                                        Tucson, AZ  85726

Thomas C. Weir          Director                        P.O. Box 2871
                                                        Tucson, AZ  85701

Einar Greve             Director, President and         220 W. 6th St.
                          Chief Executive Officer       Tucson, AZ  85701

Herbert A. Heim         Director, Senior Vice           220 W. 6th St.
                          President and Chief           Tucson, AZ  85701
                          Operating Officer

Kenneth K. Saul         Director, Senior Vice           220 W. 6th St.
                          President and Chief           Tucson, AZ  85701
                          Financial Officer

Robert K. Alexander     Vice President                  3950 E. Irvington
                                                        Tucson, AZ  85714

Joseph B. Wilcox        Vice President                  220 W. 6th St.
                                                        Tucson, AZ  85701

Steven M. Banzhaf       Vice President, General         220 W. 6th St.
                          Counsel and Corporate         Tucson, AZ  85701
                          Secretary

Sam G. Minter           Vice President                  4350 E. Irvington
                                                        Tucson, AZ  85714

APPENDIX D CONTINUED


  Name                    Title                           Business Address

Gary L. Ellerd          Vice President, and             220 W. 6th St.
                          Controller                    Tucson, AZ  85701

Thomas A. Delawder      Vice President                  3950 E. Irvington
                                                        Tucson, AZ  85714

Richard W. Rosenwald    Assistant Treasurer             220 W. 6th St.
                                                        Tucson, AZ  85701

Dennis R. Nelson        Assistant Treasurer             220 W. 6th St.
                                                        Tucson, AZ  85701

Susan Wallach           Assistant Controller,           220 W. 6th St.
                          Assistant Secretary           Tucson, AZ  85701
                          and Assistant Treasurer

Laurene Berringer       Assistant Secretary             220 W. 6th St.
                                                        Tucson, AZ  85701

J. Anthony Terrell      Assistant Secretary             40 W. 57th Street
                                                        New York, NY  10019

                                    APPENDIX E

            Tucson Resources Inc. For The Account of Santa Cruz
            Resources Inc. (Santa Cruz Resources Inc. is the beneficial owner of all shares reported herein)


Trade           No. Shares            Price Per               Total
Date            Purchased             Share Purchased(1)      Purchase Price

01/07/87        40,900                  $58.226               $2,381,443.40
01/08/87        27,100                   58.478                1,584,753.80
01/09/87         4,000                   57.875                  231,500.00
01/15/87        50,000                   58.175                2,908,750.00
01/20/87        69,900                   57.050                3,987,795.00
01/22/87        12,600                   57.004                  718,254.38
01/23/87        11,600                   56.093                  650,679.96
01/27/87        16,325                   56.015                  914,441.25
01/29/87        12,000                   55.550                  666,600.00
01/30/87        53,700                   56.300                3,023,310.00

   TOTAL       298,125                                       $17,067,527.79


                                 SOURCE OF FUNDS

                                 Promissory Notes


Date of                         Number            Principal         Interest
Issuance       Maturity         of Days             Amount            Rate

01/13/87       04/24/87           101          $2,585,728.33          6.0%
01/15/87       01/16/87(2)          1           1,624,717.88          6.75%
01/16/87       07/31/87           192          11,622,400.00          5.90%
01/23/87       02/23/87            14          10,704,650.37          6.075%
01/27/87       03/02/87            34          17,896,725.00          6.075%
01/29/87       04/30/87            91           1,403,027.29          6.10%
01/30/87       03/16/87            45           1,000,000.00          6.125%








- --------------------
     (1) Price includes brokerage commissions.
     (2) Rolled over into loan evidenced by Note dated 01/16/87.

                                    APPENDIX F

                    Santa Cruz Resources For Its Own Account
                   (Santa Cruz Resources Inc. is the beneficial owner of all shares reported herein)


Trade           No. Shares            Price Per               Total
Date            Purchased             Share Purchased(1)      Purchase Price

01/05/87         4,700                  $55.122                $259,072.46
01/06/87         5,600                   56.621                 317,079.84
01/12/87         6,400                   56.605                 362,270.08
01/13/87         3,500                   57.050                 199,675.00

  TOTAL         20,200                                       $1,138,097.38




                                 Source of Funds

                                 Working Capital

























- ----------------------
     (1) Price includes brokerage commissions.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  02/02/87
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  02/02/87
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  02/02/87
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Kenneth K. Saul
                                          Title:  Sr. Vice President

Dated:  Jan. 28, 1987

                                    EXHIBIT A
                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the entities below agree to the joint filing on behalf of each of them of this Statement of Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, Par Value $.01 Per Share of Citadel Holding Company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized hereby execute this Agreement this 30th day of January, 1987.


                                          TUCSON RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President


                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President


                                          SIERRITA RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President


                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Kenneth K. Saul
                                          Title:  Sr. Vice President

APPENDIX II to 13D filing
- ------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                      (Amendment No. 1)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                May 5, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%  See Item 5

14.  TYPE OF REPORTING PERSON

       CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz  Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.5% See Item 5

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5% See Item 5

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%

14.  TYPE OF REPORTING PERSON

       CO HC

     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, by Tucson Resources, Inc., Santa Cruz Resources Inc., Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Company, a Delaware corporation.

     1. Item 4, Purpose of Transaction, is hereby amended to add, prior to the last paragraph thereof:

     On May 8, 1987, SCR filed a submission with the Federal Home Loan Bank Board (the "FHLBB"), seeking to rebut any presumption under the CSLCA and the SLHCA that, upon the purchase by SCR of in excess of 20 percent, but less than 25 percent of the Common Stock, and the election of a representative of SCR to the Board of Directors of the Company, SCR would be deemed to "control" the Company, as the term "control" is defined in the CSLCA or the SLHCA. In connection with that submission, SCR has submitted to the FHLBB a proposed agreement between SCR and the FSLIC (the "Proposed FSLIC Agreement"). Among other things, the Proposed FSLIC Agreement provides that, without further approval by the FHLBB or the FSLIC, SCR will not:

     1. seek or accept representation of more than one member of the board of directors of the Company;

     2. have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of the Company or as president or chief executive officer of the Company;

     3. engage in any intercompany transaction with the Company or its affiliates;

     4. propose a director in opposition to nominees proposed by the management of the Company for the board of directors of the Company, other than as necessary to seek one director on the Company's board of directors;

     5. solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of the Company other than in support of, or in opposition to a solicitation conducted on behalf of management of the Company; or

     6. do any of the following, except as necessary solely in connection with the performance by any director of the Company nominated by SCR of his/her duties as a member of the Company's board of directors:

         (a) influence or attempt to influence in any respect the loan and credit decisions or policies of the Company or its affiliates, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of the Company or its affiliates;

         (b) influence or attempt to influence the dividend policies and practices of the Company or any decisions or policies of the Company as to the offering or exchange of any securities;

         (c) seek to amend, or otherwise take action to change, the by-laws or certificate of incorporation of the Company;

         (d) exercise, or attempt to exercise, directly or indirectly, control or a controlling influence over the management, policies or business operations of the Company; or

         (d) seek or accept access to any non-public information concerning the Company.

     The foregoing description of the Proposed FSLIC Agreement is qualified in its entirety by the Proposed FSLIC Agreement itself, which is incorporated herein by reference. A copy of the Proposed FSLIC Agreement is annexed hereto as Exhibit "E."

     It is SCR's understanding that it will be under no obligation under the Proposed FSLIC Agreement unless, and at least until, its submission to the FHLBB seeking to rebut any presumption of "control" has been acted upon in a favorable manner and the FSLIC has executed the Proposed FSLIC Agreement.

     In the event that the FSLIC acts favorably upon SCR's submission, SCR intends, subject to market conditions, to seek to purchase from time to time additional Common Stock, but in no event more than 24.99 percent of the Common Stock in open-market or privately negotiated transactions (or, if an agreement with the Company for such purchases can be negotiated, directly from the Company) and to seek to elect one director to the Board of Directors of the Company. There can be no assurance that favorable action on SCR's submission will be taken by the FHLBB or the FSLIC.

     Representatives of the Company and representatives of SCR have engaged in certain discussions with respect to SCR's investment in the Company's shares. The representatives of SCR and the Company have discussed the possibility of entering into an agreement relating to, among other things, the purchase by SCR of additional Common Stock, either in open-market or privately negotiated transactions, or directly from the Company; the election of a representative of SCR to the Board of Directors of the Company; and provisions governing voting and disposition of Common Shares held by SCR in the event that SCR purchases additional Common Shares. No agreement has been reached between SCR and the Company with respect to any of these matters, and there can be no assurance that any such agreement will be reached.

     2. Item 6, Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer, is hereby amended to add, as the second paragraph thereof:

     The descriptions of the Proposed FSLIC Agreement and of the discussions between representatives of the Company and representatives of SCR set forth under Item 4 are incorporated herein by reference.

     3.  Item 7 is hereby amended by adding thereto the following:

          (3) Proposed Agreement between Santa Cruz Resources Inc. and The Federal Savings and Loan Insurance Corporation.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  May 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  May 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Kenneth K. Saul
                                          Title:  Sr. Vice President

Dated:  May 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  May 15, 1987

APPENDIX III to 13D filing
- --------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 2)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                June 1, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%  See Item 5

14.  TYPE OF REPORTING PERSON

       CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.5% See Item 5

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5% See Item 5

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%

14.  TYPE OF REPORTING PERSON

       CO HC

     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, by Tucson Resources Inc., Santa Cruz Resources Inc., Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Company, a Delaware corporation.

     1. Item 4, Purpose of Transaction, is hereby amended to add, immediately prior to the paragraph beginning with the words "In the event that the FSLIC acts favorably," the following:

     In connection with SCR's submission with the FHLBB, the staff of the FHLBB sent a letter, dated June 1, 1987 (the "FHLBB Letter"), requesting additional information within 30 days of the date of the FHLBB Letter. SCR expects promptly to provide the additional information requested in the FHLBB Letter.

     On June 8, 1987, TEP filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice copies of the Premerger Notification and Report Form, as required by the Rules of the FTC promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), relating to the acquisition by SCR of up to 24.9% of the Common Stock. In that request, TEP sought early termination of the waiting periods under the HSR Act and the regulations promulgated thereunder.
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  June 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  June 15, 1987

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ronald Depew
                                          Title:  Vice President

Dated:  June 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Kenneth K. Saul
                                          Title:  Sr. Vice President

Dated:  June 15, 1987

APPENDIX IV to 13D filing
- -------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 3)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              September 3, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz  Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        318,325 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.5% See Item 5

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5% See Item 5

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       318,325 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       318,325 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.5%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       0 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,325 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO

     The Filing Persons hereby amend and restate in its entirety the Statement on Schedule 13D filed on February 3, 1987, by Santa Cruz Resources Inc., Sierrita Resources Inc., Tucson Resources Inc. and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation. The text of the Statement on Schedule 13D filed by the Filing Persons as heretofore amended is hereby restated as further amended or changed herein to read in its entirety as follows:

     "Item 1.  Security and Issuer.

     This statement relates to the Common Stock, par value $.01 per share (the "Common Stock") of Citadel Holding Corporation, a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 600 North Brand Boulevard, Glendale, California 91203.

     "Item 2.  Identity and Background.

     "This Schedule 13D is being filed on behalf of Santa Cruz Resources Inc., a Delaware corporation ("SCR"), Sierrita Resources Inc., a Delaware corporation ("SRI"), Tucson Resources Inc., a Delaware corporation ("TRI") and Tucson Electric Power Company, an Arizona corporation ("TEP") (sometimes collectively referred to hereinafter as the "Filing Persons").

     "All of the outstanding common stock of TRI is held by TEP. All of the outstanding stock of SRI is held by TEP. All of the outstanding common stock of SCR is held by SRI.

     "Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), each of the Filing Persons may be deemed beneficially to own the shares of Common Stock owned by the other Filing Persons and therefore may be deemed under Rule 13d-5 to be a member of a "group" with the other Filing Persons. The filing of this statement is not intended as, and should not be deemed, an acknowledgment of shared voting or dispositive power by the Filing Persons with respect to any of the shares of Common Stock held by the other Filing Persons.

     "(i) TRI:

     "TRI is a Delaware corporation having its principal business address and its principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. TRI, either directly or through its subsidiaries, is engaged in the business of investment in equity securities, cogeneration facilities and various financial assets including equipment leases, accounts receivable and other commercial loans.

     "(ii) SCR:

     "SCR is a Delaware corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. SCR is engaged in the business of investment in various financial assets, including securities.

     "(iii) SRI:

     "SRI is a Delaware corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson,

Arizona 85701. SRI is engaged in the business of investment in various financial assets, including securities.


     "(iv) TEP:

     "TEP is an Arizona corporation having its principal business address and principal business office at 220 West Sixth Street, P.O. Box 711, Tucson, Arizona 85701. TEP is engaged in the business of generation, transmission and distribution of electricity. TEP supplies electricity in the City of Tucson, Arizona and the surrounding area. TEP's common shares are registered pursuant to Section 12(g)(1) of the Act and are traded on the New York and Pacific Stock Exchanges.

     "During the last five years, to the knowledge of the Filing Persons, none of the Filing Persons nor any director or executive officer of the Filing Persons has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a court proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person or entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. All of the Filing Persons' executive officers and directors are citizens of the United States. Certain additional information with respect to the Filing Persons' executive officers and directors is set forth in Appendices A through D previously annexed to the Statement on
Schedule 13D filed on February 3, 1987 are incorporated herein by reference.

     "Item 3.  Source and Amount of Funds or Other Consideration.

     "TRI purchased, for the account of SCR, a total of 298,125 shares of Common Stock for a total purchase price of $17,067,527.79 in a series of open market purchases during the month of January, 1987 on the American Stock Exchange.

     "The source of funds for TRI's purchases of shares of Common Stock was the proceeds of sales to the public of TRI's commercial paper notes (the "Notes"). Information as to the dates of issuance, maturity dates, principal amounts and discount rates of the Notes is set forth in Appendix E previously annexed to the Statement on Schedule 13D filed on February 3, 1987 is incorporated herein by reference. The Notes are supported by letters of credit issued pursuant to an Amended and Restated Credit Agreement, dated as of December 19, 1985, as amended by a First Amendment, dated as of May 22, 1986 (the "Credit Agreement") among TRI and several banks, copies of which were previously annexed as Exhibit B to the Statement on Schedule 13D filed on February 3, 1987 and are incorporated herein by reference. The Credit Agreement provides for the issuance of letters of credit supporting the Notes and revolving credit loans in an aggregate principal amount of up to $200,000,000 on an unsecured basis. Under the Credit Agreement, TRI is obligated to reimburse the issuing bank for any amount disbursed under a letter of credit and may, at its election, obtain funds for such reimbursement by drawing on a revolving credit loan. Such drawings mature on the earlier of 270 days from the date of such drawing or December 19, 1988, unless such latter date is extended pursuant to the terms of the Credit Agreement.

     "On or about March 5, 1987, TRI transferred to SCR all of the shares of Common Stock of the Company purchased by TRI for the account of SCR at the aggregate purchase price of such shares. The source of funds for such payment by SCR was the proceeds of a loan made by SRI to SCR. SRI's source of funds for its loan to SCR was the proceeds of a loan made to SRI pursuant to a Revolving Credit Agreement, dated as of December 22, 1986 (the "Revolving Credit Agreement"), among SRI and several banks, a copy of which was previously annexed as Exhibit C to the Statement on Schedule 13D filed on February 3, 1987 and is incorporated herein by reference. The Revolving Credit Agreement provides for revolving credit loans on an unsecured basis in minimum principal amounts of $5,000,000 up to an aggregate principal amount of $125,000,000 at varying rates of interest and terminates on September 30, 1989, unless such date is extended.

     "In addition to the purchases set forth above, SCR purchased a total of 20,200 shares of Common Stock, for a total purchase price of $1,138,097.38, in open market purchases on the American Stock Exchange during the month of January, 1987. The source of funds for these purchases was SCR's working capital.

     "Item 4.  Purpose of Transaction.

     "SCR has purchased shares of Common Stock for the purpose of making an investment in the Company.

     "In a letter dated January 12, 1987 from SCR to the Board of Directors of the Company, a copy of which was previously annexed as Exhibit D to the Statement on Schedule 13D filed on February 3, 1987 and is incorporated herein by reference (the "January 12 Letter"), SCR proposed, among other things: (a) to purchase directly from the Company at least 300,000 and up to 400,000 shares of authorized but unissued Common Stock at a purchase price of $57.00 per share; (b) to purchase sufficient additional shares of Common Stock privately or in open market purchases so that SCR would become the beneficial owner of no less than 20.0% and no more than 24.9% of the then outstanding Common Stock; (c) that SCR would seek one representative on the Board of Directors of the Company; and (d) that SCR would agree not to exceed a 24.9% stake in the Company. The foregoing description of the January 12 Letter does not purport to be complete and is qualified in its entirety by reference to the January 12 Letter.

     "Subsequent to the delivery of the January 12 Letter, representatives of the Company and representatives of SCR have engaged in certain discussions with respect to SCR's investment in the Company's shares. The representatives of SCR and the Company have discussed the possibility of entering into an agreement relating to, among other things, the purchase by SCR of additional shares of Common Stock up to 24.9% of the outstanding shares, either in open-market or privately negotiated transactions, or directly from the Company; the election of a representative of SCR to the Board of Directors of the Company; and provisions governing voting and disposition of Common Shares held by SCR in the event that SCR purchases additional Common Shares. No agreement has been reached between SCR and the Company with respect to any of these matters, and there can be no assurance that any such agreement will be reached.

     "Depending upon, among other things, market conditions and SCR's evaluation of its investment in the Company and other investment opportunities, SCR may sell or purchase additional shares of Common Stock. Prior to the consummation of any transaction described above in which SCR would acquire additional shares of Common Stock, SCR would be required to obtain the necessary approvals and consents from the Federal Savings and Loan Insurance Corporation (the "FSLIC") pursuant to the Change in Savings and Loan Control Act of 1978 and the regulations promulgated thereunder

("CSLCA"). According to the Company's Form 10-K for the fiscal year ended December 31, 1986, the Company is subject to regulation as a savings and loan holding company.

     "An acquiror deemed to control a savings and loan holding company or savings and loan association would be a "savings and loan holding company" under the Savings and Loan Holding Company Act and the regulations promulgated thereunder ("SLHCA"), and as such would be required to register with the FSLIC, would be subject to periodic examinations by the FSLIC and, together with the acquiror's subsidiaries, would be prohibited from engaging in certain activities and transactions. It is SCR's present intention not to become a savings and loan holding company subject to SLHCA. The foregoing description of certain provisions contained in CSLCA and SLHCA does not purport to be complete and is qualified in its entirety by reference to CSLCA and SLHCA.

     "On May 8, 1987, SCR filed a submission with the Federal Home Loan Bank Board (the "FHLBB"), seeking to rebut any presumption under the CSLCA and the SLHCA that, upon the purchase by SCR of in excess of 20 percent, but less than 25 percent of the Common Stock, and the election of a representative of SCR to the Board of Directors of the Company, SCR would be deemed to "control" the Company, as the term "control" is defined in the CSLCA or the SLHCA. In connection with SCR's submission with the FHLBB, the staff of the FHLBB sent a letter, dated June 1, 1987 (the "June 1 Letter"), requesting additional information within 30 days thereof. On June 22, 1987 SCR filed with the FHLBB Amendment No. 1 to the submission responding to the information requested in the June 1 Letter. By letter dated July 10, 1987 (the "July 10 Letter"), the FHLBB requested further information concerning SCR's submission, and on July 24, 1987 SCR filed with the FHLBB Amendment No. 2 to the submission responding to the information requested in the July 10 Letter. At the request of the FHLBB contained in the July 10 Letter, pursuant to the Amendment No. 2, TEP, SRI and TRI joined with SCR as parties to the submission.

     "In connection with the submission to the FHLBB, SCR has submitted to the FHLBB an agreement between SCR, SRI, TRI, TEP and the FSLIC (the "FSLIC Agreement"). Among other things, the FSLIC Agreement provides that, without further approval by the FHLBB or the FSLIC, SCR will not:

     "1. seek or accept representation of more than one member of the board of directors of the Company;

     "2. have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of the Company or as president or chief executive officer of the Company;

     "3. engage in any intercompany transaction with the Company or its affiliates;

     "4. propose a director in opposition to nominees proposed by the management of the Company for the board of directors of the Company, other than as necessary to seek one director on the Company's board of directors;

     "5. solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of the Company other than in support of, or in opposition to a solicitation conducted on behalf of management of the Company; or

     "6. do any of the following, except as necessary solely in connection with the performance by any director of the Company nominated by SCR of his/her duties as a member of the Company's board of directors:

          "(a) influence or attempt to influence in any respect the loan and credit decisions or policies of the Company or its affiliates, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of the Company or its affiliates;

          "(b) influence or attempt to influence the dividend policies and practices of the Company or any decisions or policies of the Company as to the offering or exchange of any securities;

          "(c) seek to amend, or otherwise take action to change, the by-laws or certificate of incorporation of the Company;

          "(d) exercise, or attempt to exercise, directly or indirectly, control or a controlling influence over the management, policies or business operations of the Company; or

          "(e) seek or accept access to any non-public information concerning the Company.

     "The foregoing description of the FSLIC Agreement is qualified in its entirety by the FSLIC Agreement itself, which is incorporated herein by reference. A copy of the FSLIC Agreement is annexed hereto as Exhibit "E."

     "On September 3, 1987, the FHLBB sent SCR a letter (the "Approval Letter") advising SCR that the FHLBB did not intend to disapprove the purchase by SCR of additional shares of Common Stock in accordance with the rebuttal submission and subject to the terms and conditions of the FSLIC Agreement and that SCR could purchase additional shares of Common Stock immediately.

     "The foregoing description of the Approval Letter is qualified in its entirety by the Approval Letter itself, which is incorporated herein by reference. A copy of the Approval Letter is annexed hereto as Exhibit "F."

     On June 8, 1987, TEP filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice copies of the Premerger Notification and Report Form, as required by the Rules of the FTC promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), relating to the acquisition by SCR of up to 24.9% of the Common Stock. In that request, TEP sought early termination of the waiting periods under the HSR Act and the regulations promulgated thereunder. On June 26, 1987 TEP was notified by the FTC that its request for early termination of the waiting period under the HSR Act had been granted.

     "Except as set forth above, the Filing Persons have no plans or proposals which relate or would result in any of the following transactions or actions:

     "(a) The acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

     "(b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

     "(c) A sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

     "(d) Any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

     "(e) Any material change in the present capitalization or dividend policy of the Company;

     "(f) Any other material change in the Company's business or corporate structure;

     "(g) Changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

     "(h) Causing a class of securities of the Company to be delisted from a national exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     "(i) A class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

     "(j) Any action similar to any of those enumerated above.

     "Item 5.  Interest in Securities of the Issuer.

     "(a) As of January 30, 1987, TRI had purchased, for the account of SCR, 298,125 shares of Common Stock, which represents approximately 8.9% of the 3,340,512 shares of Common Stock issued and outstanding as of December 31, 1986, as reported by the Company in its Form 10-K for the fiscal year ended on such date. On or about March 5, 1987, TRI transferred to SCR all of such shares of Common Stock.

     "In addition, as of January 30, 1987, SCR had purchased and was the beneficial owner of 20,200 shares of Common Stock, representing approximately .6% of the outstanding Common Stock. Accordingly, as of March 5, 1987, and as of the date hereof, SCR was and remains the owner of an aggregate of 318,325 shares, representing approximately 9.5% of the outstanding shares of Common Stock.

     "(b) SCR has sole voting and sole dispositive powers with respect to the shares of Common Stock purchased by SCR and SCR is the beneficial owner of all such shares of Common Stock.

     "Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Act, each of the Filing Persons may be deemed beneficially to own and indirectly to possess the voting and dispositive powers with respect to the shares of Common Stock owned by the other Filing Persons.

     "(c) Certain information concerning transactions in Common Stock effected by TRI for the account of SCR during the 60 day period immediately preceding the filing on February 3, 1987 of the Statement on Schedule 13D is set forth in Appendix E previously annexed to such statement on Schedule 13D and is incorporated herein by reference. Such transactions were effected as open market purchases on the American Stock Exchange.

     "Certain information concerning transactions in Common Stock effected by SCR during the 60 day period immediately preceding the filing on February 3, 1987 of the Statement on Schedule 13D is set forth in Appendix F previously annexed to such statement on Schedule 13D and is incorporated herein by reference. Such transactions were effected as open market purchase on the American Stock Exchange.

     "(d) Not applicable.

     "(e) Not applicable.

     "Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     "The description of the Filing Persons as set forth in Item 2; the description of SCR's payment to TRI of the aggregate purchase price of the shares of Common Stock purchased by TRI for the account of SCR as set forth in Item 3; the description of the loan made by SRI to SCR to make such payment as set forth in Item 3; the description of the January 12 Letter as set forth in Item 4; the description of TRI's purchase of shares of Common Stock for the account of SCR, and the subsequent transfer to SCR of such shares of Common Stock, as set forth in Item 5, and the descriptions of the Proposed FSLIC Agreement and of the discussions between representatives of the Company and representatives of SCR set forth under Item 4, are incorporated herein by reference.

     "SCR has engaged Golden Sierra Financial Advisors, a financial consulting firm located in San Francisco, California ("Golden Sierra"), to provide certain financial advisory services and analyses with respect to SCR's investment in U.S. savings and loan institutions, including the Company. Pursuant to a written agreement (the "Advisory Agreement"), for its services rendered Golden Sierra has been paid a retainer fee of $25,000 and, in addition, is entitled to receive, contingent upon a successful acquisition by SCR of a non-controlling equity interest in the Company, a further fee in amount of 0.5% of the aggregate amount so invested by SCR.

     "The foregoing description of the Advisory Agreement is qualified in its entirety by the Advisory Agreement itself, which is incorporated herein by reference. A copy of the Advisory Agreement is annexed hereto as Exhibit "G."

     "Other than as set forth above, there are no contracts, arrangements, understandings or relationships among or between the Filing Persons and any other person with respect to the securities of the Company.

     "Item 7.  Material to be filed as Exhibits.

     "(a) The following were previously filed as Exhibits to the Statement on
Schedule 13D filed on February 3, 1987:

          "(A) Joint Filing Agreement;

          "(B) Amended and Restated Credit Agreement, dated as of December 19, 1985; First Amendment, dated as of May 22, 1986;

          "(C) Revolving Credit Agreement, dated as of December 22, 1986; and

          "(D) Letter dated January 12, 1987 from SCR to the Board of Directors of the Company.

     "(b) The following are filed herewith as Exhibits to the Statement on
Schedule 13D:

          "(E) Agreement among SCR, SRI, TRI, TEP and the FSLIC;

          "(F) Approval letter dated September 3, 1987 from the FHLBB to SCR;
and

          "(G) Financial advisory agreement between SCR and Golden Sierra.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 3, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Steven M. Banzhaf
                                          Title:  Vice President and
                                                  General Counsel

Dated:  September 3, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 3, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 3, 1987

APPENDIX V to 13D filing
- ------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 4)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              September 15, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D

CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz  Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        497,825 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        497,825 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        497,825 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.9%

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       497,825 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       497,825 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       497,825 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.9%

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       497,825 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       497,825 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       497,825 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.9%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 17286204

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       0 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO

     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc., Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding
Corporation, a Delaware corporation.

     1. Item 3 of the Statement entitled "Source and Amount of Funds or other Consideration" is hereby amended to add to the end thereof the following:

     In an open market purchase on July 27, 1987, SCR purchased 15,000 additional shares of Common Stock for a total purchase price of $840,000.
The source of funds for such purchases of shares of Common Stock was the proceeds of a loan made by SRI to SCR in the principal amount of the purchase price. SRI's source of funds for its loan to SCR was the proceeds of a loan made to SRI under the Revolving Credit Agreement.

     In an open market purchase on September 15, 1987, TRI purchased, for the account of SCR, 164,500 shares of Common Stock for a total purchase price of $9,376,500. The source of funds for TRI's purchase of shares of Common Stock was the proceeds of the sale to the public of TRI's Promissory Notes. SCR has agreed to pay to TRI the aggregate purchase price of the shares of Common Stock purchased by TRI. The source of funds for such payment will be the proceeds of a loan to be made by SRI to SCR. SRI's source of funds for its loan to SCR will be the proceeds of a loan made to SRI under the Revolving Credit Agreement.

     2. Item 4 of the Statement entitled "Purpose of Transaction" is hereby amended as follows:

     (a) By deleting from the third paragraph the entire last sentence thereof commencing with the words "[n]o agreement has been reached . . ."; and

     (b) By adding immediately prior to the final paragraph thereof the following:

     On September 24, 1987, SCR, SRI and the Company entered into a Standstill Agreement (the "Standstill Agreement"), a copy of which is attached hereto as Exhibit H and is incorporated herein by reference, pursuant to which SCR and the Company have agreed as to certain matters including the election to the Board of Directors of the Company and its subsidiary, Fidelity Federal Savings and Loan Association ("Fidelity Federal"), of a representative named by SCR and certain restrictions on the transferability of the shares of Common Stock held by SCR. The Standstill Agreement provides that the execution and performance of certain portions thereof by the parties are subject to compliance with, and the acceptance as to the terms and provisions thereof by the FSLIC and the FHLBB pursuant to, the CSLCA, the SLHCA and the FSLIC Agreement. SCR intends promptly to take such steps and make the necessary submission to the FHLBB in order to seek such acceptance in the near future. Subject to the receipt of such approvals and to the terms and provisions contained therein, the Standstill Agreement generally provides for a term of ten years.

     In the Standstill Agreement, the Company has agreed to use its best efforts to cause to be elected (and re-elected at the appropriate time) to the Board of Directors of each of the Company and Fidelity Federal one representative named by SCR. SCR has agreed that it will not, individually or together with its affiliates, acquire shares of Common Stock exceeding in the aggregate 24.9% of the Common Stock outstanding.

     The Standstill Agreement provides that SCR will vote all of its shares of Common Stock in such manner as the Board of Directors of the Company shall specify on any proposal relating to (a) any merger, consolidation, sale of assets or similar business combination transaction involving the Company which has not been approved by the Board of Directors of the Company or (b) any action in the nature of an anti-takeover measure including an action intended to prevent such a business combination transaction which has not been approved by the Board of Directors of the Company. In addition, SCR has agreed that neither it, nor any of its affiliates, will directly or indirectly solicit proxies, or encourage any other person to solicit proxies, or become a participant in a proxy solicitation in opposition to the recommendation of the Company's Board of Directors with respect to the election of directors of the Company or any other matter.

     The Standstill Agreement contains certain limitations upon SCR's ability to sell or dispose of its shares of Common Stock. Generally, the Standstill Agreement permits SCR, subject to certain conditions, to sell or dispose of its shares of Common Stock to its affiliates, pursuant to certain underwritten public offerings (either self-initiated or initiated through the Company pursuant to the exercise of certain demand or "piggy-back" registration provisions), in "brokers' transactions" (within the meaning of Rule 144 under the Securities Act of 1933, as amended), pursuant to a merger or consolidation approved by the Board of Directors of the Company, to the Company and pursuant to a tender or exchange offer approved by the Board of Directors of the Company.

     The foregoing description of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the Standstill Agreement.

     3. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended to delete paragraphs (a), (b) and (c), and to substitute in lieu thereof the following:

     (a) In an open market purchase on July 27, 1987, SCR purchased 15,000 additional shares of Common Stock. In addition, on September 15, 1987, in an open market purchase TRI purchased, for the account of SCR, 164,500 shares of Common Stock. Accordingly, as of September 15, 1987, SCR was the beneficial owner of an aggregate of 497,825 shares, representing approximately 14.9% of the Company's 3,340,512 shares of Common Stock issued and outstanding at June 30, 1987, as reported by the Company in its Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 1987.

     (b) SCR has sole voting and sole dispositive powers with respect to the shares of Common Stock purchased by SCR or TRI, and SCR is the beneficial owner of all such shares of Common Stock. Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Act, each of SRI and TEP may be deemed to beneficially own and indirectly possess the voting and dispositive powers with respect to the shares of Common Stock owned by SCR.

     (c) Certain information concerning the transactions in Common Stock effected by SCR, and by TRI for the account of SCR, within the past 60 days is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as purchases on the American Stock Exchange.

     4. Item 6 of the Statement entitled "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer" is hereby amended by adding at the end of the first paragraph thereof the following:

     The description of the Standstill Agreement as set forth in Item 4 is incorporated herein by reference.

     5. Item 7 of the Statement entitled "Material to be filed as Exhibits" is hereby amended by adding thereto the following:

     (H) Standstill Agreement among SCR, SRI and the Company.

                                    APPENDIX E

                             Santa Cruz Resources Inc.
                                For Its Own Account


                No. of Shares           Price Per               Total
Trade Date        Purchased             Share                   Purchase

 7/27/87           15,000                $56.00                 $840,000



                             Tucson Resources Inc. For
                     The Account of Santa Cruz Resources Inc.


                No. of Shares           Price Per               Total
Trade Date        Purchased             Share                   Purchase

 9/15/87           164,500               $57.00                $9,376,500

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 25, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Steven M. Banzhaf
                                          Title:  Vice President and
                                                  General Counsel

Dated:  September 25, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 25, 1987

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  September 25, 1987

APPENDIX VI to 13D filing
- -------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 5)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

           Ronald Depew                  Dennis R. Nelson
           220 W. Sixth Street           220 W. Sixth Street
           Tucson, Arizona  85701        Tucson, Arizona  85701

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              October 28, 1987
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz  Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        710,844 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        21.6% See Item 5

14.  TYPE OF REPORTING PERSON

        CO


                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       710,844 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%

14.  TYPE OF REPORTING PERSON

       CO HC


                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       710,844 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       21.6%

14.  TYPE OF REPORTING PERSON

       CO HC


                        SCHEDULE 13D


CUSIP No. 17286204

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BF See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       0 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO
     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc., Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding
Corporation, a Delaware corporation.

     1. Item 3 of the Statement entitled "Source and Amount of Funds or other Consideration" is hereby amended to add to the end thereof the following:

     In a series of open market purchases during the period of September 25 through October 30, 1987, TRI purchased, for the account of SCR, a total of 213,019 shares of Common Stock for an aggregate purchase price of $8,846,873.75. The source of funds for TRI's purchase of shares of Common Stock was the proceeds of the sale to the public of TRI's Promissory Notes. SCR has agreed to pay to TRI the aggregate purchase price of the shares of Common Stock purchased by TRI. The source of funds for such payment will be the proceeds of a loan to be made by SRI to SCR. SRI's source of funds for its loan to SCR will be the proceeds of a loan made to SRI under the Revolving Credit Agreement.

     2. Item 4 of the Statement entitled "Purpose of Transaction" is hereby amended to add to the end thereof the following:

          On October 28, 1987, Mr. Gary L. Ellerd, as representative of SCR, was elected to the Board of Directors of the Company.

     3. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended to delete paragraphs (a), (b) and (c), and to substitute in lieu thereof the following:

          (a) As of October 30, 1987, in open market purchases TRI had purchased, for the account of SCR, 213,019 shares of Common Stock. Accordingly, as of October 30, 1987, SCR was the beneficial owner of an aggregate of 710,844 shares, representing approximately 21.6% of the Company's 3,288,812 shares of Common Stock issued and outstanding at November 13, 1987, as reported by the Company in its Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 1987.

          (b) SCR has sole voting and sole dispositive powers with respect to the shares of Common Stock purchased by TRI, and SCR is the beneficial owner of all such shares of Common Stock. Under the definition of "beneficial owner" in Rule 13d-3 promulgated under the Act, each of SRI and TEP may be deemed to beneficially own and indirectly possess the voting and dispositive powers with respect to the shares of Common Stock owned by SCR.

          (c) Certain information concerning the transactions in Common Stock effected by TRI for the account of SCR, within the past 60 days is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as purchases in the over the counter market.

     4. Item 6 of the Statement entitled "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer" is hereby amended to add to the end thereof the following:

          The description of the election of Mr. Gary L. Ellerd to the Board of Directors of the Company as set forth in Item 4 is incorporated herein by reference.
                                    APPENDIX E

                             Tucson Resources Inc. For
                      The Account of Santa Cruz Resources Inc.


                No. of Shares           Price Per                Total
Trade Date        Purchased               Share                 Purchase

 9/25/87            9,000                $54.00              $  486,000.00
 9/29/87           23,300                 53.375              1,243,637.50
 10/2/87            1,200                 50.00                  60,000.00
                      300                 50.125                 15,037.50
                      400                 50.25                  20,100.00
 10/5/87           10,000                 51.00                 510,000.00
 10/6/87           10,000                 51.00                 510,000.00
 10/7/87              600                 51.00                  30,600.00
 10/8/87            2,900                 51.00                 147,900.00
 10/9/87           14,019                 51.25                 718,473.75
                      300                 51.125                 15,337.50
 10/12/87           4,000                 51.25                 205,000.00
                      300                 51.125                 15,337.50
 10/13/87             700                 51.125                 35,787.50
 10/15/87          33,200                 51.00               1,693,200.00
 10/20/87          28,500                 30.375                865,687.50
                   54,300                 30.00               1,629,000.00
                   12,700                 31.00                 393,700.00
 10/21/87           1,200                 35.125                 42,150.00
                    5,000                 35.00                 175,000.00
 10/30/87           1,100                 31.75                  34,925.00

  TOTAL           213,019                                    $8,846,873.75

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  December 15, 1987
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  December 15, 1987

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Joe Coykendall
                                          Title:  President

Dated:  December 15, 1987

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Steven M. Banzhaf
                                          Title:  Vice President and
                                                  General Counsel

Dated:  December 15, 1987

APPENDIX VII to 13D filing
- --------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 6)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

                          Geoffrey L. Denempont
                             P.O. Box 42078
                          Tucson, Arizona  85733
                             (602) 791-2714

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              March 23, 1993
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz  Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        710,844 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        10.8%

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BK See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       710,844 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.8%

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       710,844 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       710,844 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       710,844 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.8%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BK See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       0 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO
     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").

     1. Item 4 of the Statement entitled "Purpose of Transaction" is hereby amended as follows:

     (a) By deleting the last paragraph in its entirety and adding in lieu thereof the following:

     On April 27, 1992, Mr. Geoffrey L. Denempont, the representative of SCR on the Board of Directors of the Company, resigned as a director of the Company. As a result of Mr. Denempont's resignation, SCR does not have a representative on the Board of the Company.

     (b) By adding to the end of such Item, immediately after the paragraph added pursuant to 1(a) above, the following:

     In a letter dated March 23, 1993 from SCR to Mr. James Cotter, Chairman of the Board of the Company, a copy of which is attached hereto as Exhibit I and is incorporated herein by reference (the "March 23 Letter"), SCR gave notice to the Company pursuant to Section 3 of the Standstill Agreement that SCR intends from time to time to offer and sell shares of Common Stock in conformity with the terms of the Standstill Agreement. SCR does not know at this time how many shares of Common Stock will be offered or sold, when any such offers or sales will occur, the terms of such sales or the identity of the purchaser(s).

     Under the terms of the Standstill Agreement, the giving of the notice contained in the March 23 Letter triggered the right of the Company to make an offer to purchase the shares of Common Stock proposed to be sold by SCR. Neither SCR nor any of the other Filing Persons have been advised by the Company as to what response, if any, the Company will make to the March 23, Letter.

     2. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:

     (a) By adding to the end of paragraph (a) thereof, the following:

     As a holder of record of shares of Common Stock of the Company as of the close of business on February 12, 1993, and pursuant to a "Rights Offering" made by the Company to each of the holders of its Common Stock on such date, SCR received a pro rata distribution of transferable subscription rights which entitled SCR to purchase an additional 710,844 shares of Common Stock at an exercise price of $10 per share (the "SCR Rights").

     As of March 1, 1993, in a series of transactions effected through brokers on the American Stock Exchange, SCR had sold each of the SCR Rights. As a consequence of the sale of the SCR Rights, and the exercise thereof by the holders of the SCR Rights, in addition to the exercise of all or substantially all of the other subscription rights distributed by the Company pursuant to the Rights Offering, SCR now believes that the 710,844 shares beneficially owned by it represents, on a fully-diluted basis, approximately 10.8% of the outstanding shares of Common Stock.

     (b) By deleting paragraph (c), and adding in lieu thereof, the following:

     (c) Certain information concerning the transactions in the SCR Rights effected by SCR within the past 60 days is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as sales through brokers on the American Stock Exchange.

     3. Item 7 of the Statement entitled "Material to be Filed as Exhibits" is hereby amended by adding thereto the following:

     (I) Letter dated March 23, 1993 from SCR to Mr. James Cotter, Chairman of the Board of the Company.
                                    APPENDIX E

                             Santa Cruz Resources Inc.
                                For Its Own Account


                No. of SCR              Price Per                 Total
Trade Date      Rights Sold             SCR Right               Sale Price

 2/26/93          250,000                 $5.75               $1,437,500.00
 3/1/93           170,000                 $5.75                  977,500.00
 3/1/93           290,844                 $6.00                  745,064.00

  TOTAL           710,844                                     $4,160,064.00

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  April 2, 1993
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  April 2, 1993

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Ira R. Adler
                                          Title:  Sr. Vice President

Dated:  April 2, 1993
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  April 2, 1993

APPENDIX VIII to 13D filing
- ---------------------------






                              UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C.  20549


                            SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                          (Amendment No. 7)


                     CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

                          Geoffrey L. Denempont
                             P.O. Box 42078
                          Tucson, Arizona  85733
                             (602) 791-2714

- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              June 24, 1993
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Santa Cruz Resources Inc.
       86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        623,344 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        623,344 See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        623,344 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.45%

14.  TYPE OF REPORTING PERSON

        CO

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF BK See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       623,344 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       623,344 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       623,344 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.45%

14.  TYPE OF REPORTING PERSON

       CO HC

                         SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       623,344 See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       623,344 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       623,344 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.45%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Tucson Resources Inc.
        06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        BK See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0 See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

       0 See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO
     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").

     1. Item 4 of the Statement entitled "Purpose of Transaction" is hereby amended adding to the end of such Item, the following:

     As a consequence of sale by SCR of 87,500 shares of Common Stock, as noted below in the amendment to Item 5 of the Statement by the Filing Persons, SCR now believes that the 623,344 shares beneficially owned by it represents, on a fully-diluted basis, approximately 9.45% of the outstanding shares of Common Stock.

     Under the terms of Section 4.2 of the Standstill Agreement, SCR now has the right to dispose of its remaining shares in one or more transactions free of the transfer restrictions contained in the Standstill Agreement; provided, that, no person (or persons acting in concert) as a result of any one or more such transactions, is made the beneficial owner of 10% or more of the outstanding shares of Common Stock. SCR does not know at this time how many shares of Common Stock will be offered or sold, when any such offers or sales will occur, the terms for such sales or the identity of the purchaser(s).

     2. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:

     (a) By adding to the end of paragraph (a) thereof, the following:

     As of June 24, 1993, in a series of transactions effected through brokers on the American Stock Exchange, SCR had sold 87,500 shares of Common Stock. Accordingly, SCR now believes that the 623,344 shares beneficially owned by it represents, on a fully-diluted basis, approximately 9.45% of the outstanding shares of Common Stock.

     (b) By deleting paragraph (c), and adding in lieu thereof, the following:

     (c) Certain information concerning the transactions in Common Stock effected by SCR within the past 60 days is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transactions were effected as sales through brokers on the American Stock Exchange.
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  July 7, 1993

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  July 7, 1993

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Ira R. Adler
                                          Title:  Sr. Vice President

Dated:  July 7, 1993
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  July 7, 1993

                                    APPENDIX E

                             Santa Cruz Resources Inc.
                                For Its Own Account


                No. of Shares           Price Per                 Total
Trade Date          Sold                  Share                 Sale Price

 5/12/93            5,000                 $17.50                $ 87,500.00
 5/14/93           51,500                  16.646                857,269.00
 5/17/93            8,500                  16.25                 138,125.00
 6/23/93            5,000                  17.50                  87,500.00
 6/23/93              500                  17.875                  8,937.50
 6/24/93           17,000                  17.446                296,582.00

  TOTAL            87,500                                     $1,475,913.50